SCHEDULE 14A
(Rule 14a-1O1)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ADVANCED NEUROMODULATION SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

BOARD OF DIRECTORS OF ADVANCED NEUROMODULATION SYSTEMS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Advanced Neuromodulation Systems, Inc.
6501 Windcrest Drive, Suite 100, Plano, Texas 75024

May 8, 2002

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Advanced Neuromodulation Systems, Inc. at 6501 Windcrest Drive, Suite 100, Plano, Texas on June 5, 2002, at 10:00 a.m. (CDT).

This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning ANS that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to re-elect our Board of Directors and to consider and act upon other business that may properly come before the meeting. As in prior years, we plan to review the status of our business and answer any questions you may have. We will also conduct a tour of our state-of-the-art facility after the close of the Annual Meeting.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. Return of your proxy does not deprive you of your right to attend the Annual Meeting or to vote your shares in person.

On behalf of the Board of Directors and all of ANS, I would like to sincerely express our appreciation for your continued support and interest.

Sincerely,

/s/Christopher G. Chavez
Christopher G. Chavez
President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 5, 2002

10:00 a.m. (CDT)

6501 Windcrest Drive, Suite 100

Plano, Texas 75025

The purpose of our Annual Meeting is to:

1.     Elect seven Directors for the ensuing year; and

2.     Consider and act upon such other business as may properly come before the meeting or any adjournment(s) thereof.

The proxy statement and accompanying proxy cards are being sent to shareholders on or about May 8, 2002.

You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on May 1, 2002. The stock transfer books will not be closed. Our Annual Report for the fiscal year ended December 31, 2001 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

/s/F. Robert Merrill III
F. Robert Merrill III
Executive Vice President-Finance, Chief Financial Officer, Treasurer and Secretary

May 8, 2002

TABLE OF CONTENTS

Questions and Answers	1
Security Ownership of Management and Principal Shareholders	5
Election of Directors	7
Meetings and Committees of the Board of Directors	9
Executive Officers	12
Compensation of Executive Officers	14
Employment Contracts	16
Compensation Committee Report	18
Performance Graph	20
Audit Committee Report	21
Other Information	23

QUESTIONS AND ANSWERS

What am I voting for?

The Company is asking you to vote to elect seven directors for the ensuing year. You will also be asked to consider and act upon such other business as may properly come before the meeting or any adjournment(s) thereof.

When and where will the meeting be held?

Our meeting will be held on June 5, 2002. The meeting will begin at 10:00 a.m. (CDT) and will be held at our facility located at 6501 Windcrest Drive, Suite 100, Plano, Texas 75024.

Who is entitled to vote?

Shareholders at the close of business on May 1, 2002 (the record date) will be the only persons entitled to vote. On April 11, 2002, there were 9,138,890 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How do I cast my vote?

All shareholders may vote by mail by completing, dating, and signing the enclosed proxy card. Please mail your proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Returning your proxy does not deprive you of your right to attend the Annual Meeting or to vote your shares in person. Proxies properly signed and received in time for the meeting, will be voted as instructed.

How many votes do I have?

Each share of ANS common stock that you own entitles you to one vote.

What if I receive more than one proxy card?

You may have shares that are in more than one account or are registered differently. You should sign and return all of the proxy cards to guarantee that all of your shares are voted. If you would like to receive only one proxy card in the future, please contact ANS’ transfer agent, Computershare Investor Services LLC at (312) 588-4991.

What if I return my proxy, but do not mark it to show my vote?

If you do not indicate how you want to vote but have returned a signed and dated proxy card, it will be considered a vote FOR approval of each proposal.

What if other items come up during the Annual Meeting?

When you return your signed and dated proxy, you give discretionary authority to vote on your behalf to Hugh M. Morrison, Chairman of the Board and Kenneth G. Hawari, General Counsel, on any other matters that come before the meeting, if we did not have notice of the matter at least 45 days before we mailed these proxy materials to you.

Can I change my vote?

At any time before the Annual Meeting on June 5, 2002, you can change your vote by returning a completed and signed proxy that has a later date than your original proxy. You can also change your vote by written revocation addressed to the Secretary of the Company or by voting in person at the Annual Meeting.

How do I vote if I decide to attend the Annual Meeting?

If you attend the Annual Meeting, you may request a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 1, 2002, the record date for voting.

What vote is required to approve the proposal?

Assuming the presence of a quorum, the seven director nominees who receive the highest number of affirmative votes will be elected as directors. Votes may be cast in favor of or withheld from a director nominee. Votes that are withheld from a particular nominee will be excluded entirely from the votes and will not affect the outcome of the vote. Under applicable rules, brokers who hold shares in street name have the authority to vote on the election of directors when they have not received instructions from beneficial owners. Brokers who do not receive instructions are generally entitled to vote on the election of directors.

In the election of directors, shareholders are not entitled to cumulate their votes or to vote for a greater number of persons than the number of nominees named in the proxy statement. In all other matters, assuming the presence of a quorum, an affirmative vote of a majority of the shares of common stock present in person or represented by proxy is required to pass a proposal.

How are abstentions treated?

Any shareholder who is present at the meeting, either in person or by proxy, but who abstains from voting, will still be counted for purposes of determining whether a quorum exists. An abstention will not be counted as an affirmative or negative vote in the election of the directors. With respect to all other matters, an abstention would have the same effect as a vote against the proposal. Our shareholders have no appraisal rights under Texas law with respect to the proposals specified in the Notice. If you sign your proxy card but do not specify how you want to vote on a proposal, then your shares will be voted FOR that proposal.

What constitutes a quorum?

The presence at the Annual Meeting in person, or by proxy, of the holders of a majority of the outstanding common stock constitutes a quorum. As of April 11, 2002, the holders of at least 4,569,446 shares of the common stock must be represented at the meeting in person or by proxy to have a quorum. The exact number of shares necessary for a quorum will be based upon the number of outstanding shares on the record date, May 1, 2002. You will be considered part of the quorum if you return a signed and dated proxy card or if you attend the meeting. If a quorum is not present, in person or by proxy, the Annual Meeting may be adjourned until a quorum is obtained. Votes withheld from any director nominee will be counted in determining whether a quorum is reached. In the election of directors, you are not entitled to cumulate your votes nor may you vote for a greater number of persons than the number of nominees named in this Proxy Statement.

Who pays to prepare and mail the proxies?

ANS will pay all of the costs associated with preparing, mailing and soliciting the proxies. We will ask banks and brokers holding shares of the Company's stock to forward copies of the proxy material to the beneficial owners of ANS common stock and to obtain the authority to execute proxies. In return, ANS will reimburse banks and brokers for their out-of-pocket expenses.

In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone, or otherwise.

How do I submit a shareholder proposal for next year's Annual Meeting?

Your proposal will be included in the 2003 proxy statement if it is submitted in accordance with the proxy rules of the Securities and Exchange Commission (SEC), is a proposal that we would be required to include in the proxy statement pursuant to SEC rules, and is received at our corporate office no later than January 8, 2003. Under the SEC's rules, proposals of shareholders must conform to certain requirements as to form and substance and may be omitted from the proxy materials under certain circumstances.

Where can I find the voting results of the Annual Meeting?

We will announce the voting results at the meeting and will publish the results in our quarterly report on Form 10-Q for the second quarter of 2002. We will file that report with the SEC by mid-August of this year. You can get a copy by contacting Marta Munson, Investor Relations, Advanced Neuromodulation Systems, Inc., 6501 Windcrest Drive, Suite 100, Plano, Texas 75024 or by email at m.munson@ans-medical.com, or by contacting the SEC at (800) SEC-0330 or www.sec.gov.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 11, 2002, the beneficial ownership of each current director, each nominee for director, the Chief Executive Officer and the four most highly compensated executive officers (the "Named Executive Officers"), all executive officers and directors as a group, and each shareholder known to management of the Company to own beneficially more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class(2)

T. Rowe Price Associates, Inc. 100 East Pratt Baltimore, Maryland 21202	1,062,750 (3)	11.63%

Brookside Capital Partners Fund, L.P. Two Copley Place Boston, Massachusetts 02116	650,500 (4)	7.12%

Strong Capital Management, Inc. One Hundred Heritage Reserve Milwaukee, Wisconsin 53201	517,005 (5)	5.66%

Anthony J. Varrichio 5600 Tanner Trail Plano, Texas 75093	410,537 (6)	4.49%

Christopher G. Chavez	193,151 (7)	2.07%

Hugh M. Morrison	42,000 (8)	*

Robert C. Eberhart, Ph.D.	25,200 (9)	*

A. Ronald Lerner	75,543 (10)	*

Richard D. Nikolaev	43,092 (11)	*

Michael J. Torma, M.D.	1,875 (12)	*

Joseph E. Laptewicz	11,250 (13)	*

F. Robert Merrill III	61,000 (12)	*

Scott F. Drees	93,001 (12)	1.01%

John H. Erickson	51,000 (14)	*

All directors and executive officers as a group, including those named above (14 persons).	1,179,247 (15)	12.11%

---------------------------

*    Less than 1.0%.

(1)	Unless otherwise noted and subject to community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(3)	Based on information obtained by the Company from Schedule 13G filed by T. Rowe Price Associates, Inc. dated February 20, 2002. T. Rowe Price Associates, Inc. is deemed to have beneficial ownership of 1,062,750 shares of the Company's common stock as of December 31, 2001.

(4)	Based on information obtained by the Company from Schedule 13G filed by Brookside Capital Partners Fund, L.P. dated February 14, 2002. Brookside Capital Partners Fund, L.P. is deemed to have beneficial ownership of 650,500 shares of the Company's common stock as of December 31, 2001.

(5)	Based on information obtained by the Company from Schedule 13G filed by Strong Capital Management, Inc. dated February 13, 2002. Strong Capital Management, Inc. is deemed to have beneficial ownership of 517,005 shares of the Company's common stock as of December 31, 2001.

(6)	Includes 5,000 shares subject to options exercisable within 60 days.

(7)	Includes 190,251 shares subject to options exercisable within 60 days.

(8)	Includes 36,250 shares subject to options exercisable within 60 days.

(9)	Includes 6,250 shares subject to options exercisable within 60 days.

(10)	Includes 8,543 shares subject to options exercisable within 60 days.

(11)	Includes 18,542 shares subject to options exercisable within 60 days.

(12)	Consists entirely of shares subject to options exercisable within 60 days.

(13)	Includes 9,250 shares subject to options exercisable within 60 days.

(14)	Includes 49,000 shares subject options exercisable within 60 days.

(15)	Includes 596,712 shares subject to options exercisable within 60 days.

ELECTION OF DIRECTORS

Seven directors are nominated for election at the Annual Meeting. Each director will serve until the next annual meeting of shareholders or until his successor shall be elected and shall qualify. Proxies in the accompanying form will be voted for the seven nominees listed in the table that follows, except where you specifically withhold voting authority.

All nominees are incumbent directors. If any of the nominees should become unable to accept the election, or for good cause will not accept the election, the person named in the proxy may vote for such other person or persons as may be designated by the Board of Directors, or the Board of Directors can vote to reduce the size of the Board. Each of the nominees named below has indicated his willingness to accept election, and management has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

The nominees for directors of the Company are as follows:

Name	Principal Occupation or Employment During the Past Five Years	Age	Director of ANS Since

Hugh M. Morrison (1)	President and Chief Executive Officer of Clean Acquisition, Inc. and Pilgrim Cleaners, Inc. since March 1996; Chairman of the Board of the Company since January 1998.	55	1983

Robert C. Eberhart, Ph.D. (1,2)	Professor of Engineering in Surgery, University of Texas Southwestern Medical Center, Dallas, Texas since September 1976; Adjunct Professor of Biomedical Engineering, University of Texas at Arlington, Arlington, Texas since September 2001; Chairman, Joint Program in Biomedical Engineering, University of Texas Southwestern Medical Center, Dallas, Texas, and University of Texas at Arlington, Arlington, Texas from September 1983 to December 1999.	65	1994

Michael J. Torma, M.D. (1, 2)	Principal and Chief Executive Officer of Torma Executive Consult, LLC since September 2001; Vice President-Technology Development of Biomedical Research Foundation of Northwest Louisiana and Director of the Center for Biomedical Technology Innovation (CBTI) from September 1996 to August 2001.	59	1994

Name	Principal Occupation or Employment During the Past Five Years	Age	Director of ANS Since

Richard D. Nikolaev (3)	President and Chief Executive Officer, NIKOR Enterprises, Inc. since November 1997; President and Chief Executive Officer of Wright Medical Technology, Inc. from November 1995 to November 1997.	63	1996

Christopher G. Chavez	President, Chief Executive Officer and Director of the Company since April 1998; Vice President, Worldwide Marketing & Strategic Planning, Eastman Kodak Company, from April 1997 to November 1997; Vice President and General Manager, Infection Prevention Business Unit of Johnson & Johnson Medical, Inc. (JJMI) from August 1995 to April 1997; Director of the Health Industry Council since February 1999; Director of Medical Device Manufacturing Association (MDMA) since May 2000; Director of Visiting Nurses Association of North Texas since October 2000.	46	1998

Joseph E. Laptewicz (3)	Chairman, Empi, Inc. since January 2001; Chairman and Chief Executive Officer, Empi, Inc. from April 1999 to December 2000; President and Chief Executive Officer, Empi, Inc. from October 1994 to March 1999; Director of Angiodynamics, Inc., a subsidiary of E-Z-EM, Inc. since April 1997.	53	1998

A. Ronald Lerner (3)	Independent Business Consultant and Investor since January 2000; Founder and President, Trendalysis Securities from March 1991 to December 1999; Founder and President, Cypress Asset Management, Inc. from March 1996 to June 1999.	56	1999

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(1)	Member of the Compensation Committee of the Board of Directors
(2)	Member of the Stock Option Plan Committee of the Board of Directors
(3)	Member of the Audit Committee of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2001, there were four meetings of the Board of Directors. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he served as a director and (b) the total number of meetings held by all committees of the Board of Directors on which he served. The Board has three committees: Audit, Compensation, and Stock Option.

The Audit Committee consists of Mr. Laptewicz, Mr. Lerner and Mr. Nikolaev, all of whom are independent outside directors. This committee acts as a liaison between the Board of Directors and the independent auditors. The committee reviews with the independent auditors the planning and scope of financial statement audits, the results of those audits and the adequacy of internal accounting controls. It also monitors other corporate and financial policies. The Audit Committee held seven meetings during the year ended December 31, 2001.

The Compensation Committee consists of Dr. Eberhart, Mr. Morrison, and Dr. Torma, all of whom are independent outside directors. This committee establishes executive compensation policies and makes recommendations to the Board of Directors. The Compensation Committee held two meetings during the year ended December 31, 2001.

The Stock Option Committee consists of Dr. Eberhart and Dr. Torma, both of whom are independent outside directors. This committee is vested with full authority to select participants, grant options, determine the number of shares subject to each option, the exercise price of each option, and in general, to make, administer and interpret such rules and regulations as it deems necessary to administer the Company's Stock Option Plans. The Stock Option Committee held two meetings during the year ended December 31, 2001.

Mr. Morrison, Chairman of the Board, receives an annual retainer of $69,630 and reimbursement of all expenses incurred in attending each Board of Directors' meeting. Mr. Morrison does not receive any additional compensation for attending Board of Directors' meetings or committee meetings. All other nonmanagement directors receive an annual retainer of $10,000 assuming at least 75% board meeting attendance, a $1,500 director's fee for each Board of Directors' meeting attended, $500 for each committee meeting attended and reimbursement of all expenses incurred in attending such meetings.

Directors and clinical advisors of the Company may be granted nontransferable stock options under certain of the Company's stock option plans. The option price per share for stock options granted to directors and clinical advisors cannot be less than the fair market value per share on the date the option is granted. In addition, the exercise period for options cannot exceed six years and each option vests ratably over a four-year period. During the year ended December 31, 2001, the following directors were issued stock option grants on April 3, 2001 at an exercise price of $10.625:

Robert C. Eberhart, Ph.D. - 2,500 shares
Joseph E. Laptewicz - 2,500 shares
A. Ronald Lerner - 2,500 shares
Hugh M. Morrison - 2,500 shares
Richard D. Nikolaev - 2,500 shares
Michael J. Torma, M.D. - 2,500 shares

During the year ended December 31, 2001, one director exercised stock options. In December 2001, Michael J. Torma, M.D. exercised options to purchase 11,250 shares of common stock at an exercise price of $5.00 per share and 625 shares of common stock at an exercise price of $14.25 per share. The net value of such securities to Dr. Torma (market value less exercise price) at the time of exercise was approximately $298,330.

Independent Auditor

Our Board has, in accordance with the recommendation of the Audit Committee, chosen the firm of Ernst & Young LLP as our independent auditor for 2002. Following is a summary of fees for the year ended December 31, 2001:

Audit Fees The aggregate fees billed or expected to be billed by Ernst & Young LLP for the professional services rendered for the audit of ANS' annual financial statements for the fiscal year ended December 31, 2001, review of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and the reviews of the financial statements included in ANS' quarterly reports on Form 10-Q for the first three quarters of 2001, were $138,000.

Audit Related Fees The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with certain Securities and Exchange registration statements and miscellaneous audit related services were $14,000 for the fiscal year ended December 31, 2001.

Financial Information System and Implementation Fees No fees were billed by Ernst & Young LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees The aggregate fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2001 for various tax advisory and compliance services and preparation of federal and state tax returns were $53,000.

The Audit Committee has determined that the provision of the services described above under the caption "All Other Fees" is compatible with maintaining Ernst & Young LLP's independence.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Position	Executive Officer Since

Christopher G. Chavez	46	President, Chief Executive Officer and Director	1998

F. Robert Merrill III	52	Executive Vice President - Finance; Chief Financial Officer; Treasurer and Secretary	1981

Scott F. Drees	44	Executive Vice President - Sales and Marketing	1996

Anthony J. Varrichio	55	Executive Vice President and Chief Technology Officer, ANS; President, Hi-tronics Designs, Inc.	2001

Kenneth G. Hawari	43	General Counsel and Executive Vice President - Corporate Development	2002

James P. Calhoun	52	Vice President - Human Resources	1995

John H. Erickson	53	Vice President - Research and Development	1996

Stuart B. Johnson	55	Vice President - Manufacturing	1997

Mr. Chavez has been President, Chief Executive Officer and Director of the Company since April 1998. From April 1997 to November 1997, Mr. Chavez was Vice President, Worldwide Marketing & Strategic Planning of Eastman Kodak Company. From January 1990 to April 1997, Mr. Chavez was employed by Johnson & Johnson Medical, Inc. where he held various positions, including Vice President and General Manager of the Infection Prevention Business Unit from August 1995 to April 1997; Director, International Marketing from June 1994 to August 1995; and Director, New Business Development from January 1990 to May 1994.

Mr. Merrill has been Executive Vice President - Finance since March 1998, Chief Financial Officer since April 1994, Secretary since February 1989, and Treasurer since February 1981. From July 1995 to March 1998, Mr. Merrill was Senior Vice President - Finance of the Company.

Mr. Hawari has been General Counsel and Executive Vice President - Corporate Development since February 2002. Prior to joining the Company, Mr. Hawari was a partner in the Dallas-based law firm of Hughes & Luce, LLP, where he served as the head of the Corporate Section and as a member of the firm's Management and Executive Committees. Mr. Hawari joined Hughes & Luce in 1984.

Mr. Drees has been Executive Vice - President-Sales and Marketing of the Company since March 1998. From April 1996 to March 1998, Mr. Drees was Vice President - Sales and Marketing of the Company.

Mr. Varrichio has been Executive Vice President and Chief Technology Officer of the Company and President of the Company's Hi-tronics Designs, Inc. subsidiary since March 2002. From January 2001 to February 2002, Mr. Varrichio was Executive Vice President of the Company and General Manager of the Company's Hi-tronics Designs, Inc. subsidiary. Prior to ANS' acquisition of Hi-tronics Designs, Inc. in January 2001, Mr. Varrichio served as President and Chairman of the Board for Hi-tronics Designs, Inc., which he co-founded in 1987.

Mr. Calhoun has been Vice President - Human Resources of the Company since April 1995.

Mr. Erickson has been Vice President - Research and Development of the Company since September 1996.

Mr. Johnson has been Vice President - Manufacturing of the Company since June 1997 and was Director of Manufacturing of the Company from March 1997 to June 1997. From 1993 to 1997, Mr. Johnson was employed by Orthofix International NV where he held various positions including Vice President of Corporate Operations.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth certain information regarding compensation of the Named Executive Officers for the periods indicated.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Postion	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation(1) ($)	Restricted Stock Awards(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compen- sation(2) ($)
Christopher G. Chavez (C.E.O.)	2001 2000 1999	$229,231 $218,300 $209,023	$138,300 $100,410 $ 95,409	--- --- ---	--- --- ---	25,000 43,000 25,000	--- --- ---	$ 5,250 $ 5,250 $ 5,000
Scott F. Drees (Executive Vice President)	2001 2000 1999	$166,177 $157,626 $150,529	$ 50,130 $ 36,390 $ 34,586	--- --- ---	--- --- ---	10,000 17,000 10,000	--- --- ---	$ 5,250 $ 5,250 $ 5,000
F. Robert Merrill III (C.F.O.)	2001 2000 1999	$138,683 $132,067 $125,612	$ 41,835 $ 30,375 $ 28,861	--- --- ---	--- --- ---	10,000 17,000 10,000	--- --- ---	$ 5,072 $ 4,981 $ 4,676
Anthony J. Varrichio (Executive Vice President)	2001 2000 1999	$150,000 $280,122 $263,035	$ 45,000 $ 72,000 $ 58,000	--- --- ---	--- --- ---	20,000 --- 21,111	--- --- ---	$ 8,073 $10,500 $10,000
John H. Erickson (Vice President)	2001 2000 1999	$122,619 $116,163 $107,981	$ 36,990 $ 26,852 $ 24,806	--- --- ---	--- --- ---	10,000 17,000 20,000	--- --- ---	$ 4,646 $ 4,491 $ 3,974

(1)   None of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10 percent of such individual's reported salary and bonus.

(2)   Reflects matching employer contributions under the Company's Employees Savings Plan 401(k).

Option/SAR Grants in Last Fiscal Year (Individual Grants)

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term 5% 10%
Christopher G. Chavez	25,000	6.05%	$10.625	04/03/11	$167,050	$423,338
Scott F. Drees	10,000	2.42%	$10.625	04/03/11	$ 66,820	$169,335
F. Robert Merrill III	10,000	2.42%	$10.625	04/03/11	$ 66,820	$169,335
Anthony J. Varrichio	20,000	4.84%	$20.375	01/02/11	$256,275	$649,450
John E. Erickson	10,000	2.42%	$10.625	04/03/11	$ 66,820	$169,335

Aggregated Option/SAR Exercises in Last Fiscal Year
And Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-end(#) Exercisable Unexercisable		Value of Unexercised In-the-Money Options/SARs at FY-end ($) (1) Exercisable Unexercisable
Christopher G. Chavez	35,000	$867,788	173,250	69,750	$5,116,391	$1,636,672
F. Robert Merrill III	10,850	$303,893	54,251	27,749	$1,591,911	$ 651,902
Scott F. Drees	20,000	$544,986	96,250	27,750	$2,862,391	$ 651,922
Anthony J. Varrichio	---	---	---	20,000	---	$ 297,500
John H. Erickson	12,000	$329,746	37,250	37,750	$1,069,281	$ 945,594

(1)   Represents the difference between the closing market price of the common stock on the Nasdaq National Market System on December 31, 2001 and the exercise price of the options.

EMPLOYMENT CONTRACTS

Change-in-Control Arrangements  We have entered into change-in-control agreements with each of the named executive officers, with the exception of Anthony J. Varrichio. These agreements generally provide that if within two years from the date of a "change in control" of the Company (as defined below), the employment of the executive is terminated without cause, or in the event that the executive terminates his or her employment with ANS based on a change in or diminishment of his or her responsibilities, or a reduction in salary, such executive will be entitled to severance pay as provided for in his or her agreement. Mr. Chavez's agreement only requires a change-in-control to trigger his right to severance compensation. The severance pay for Mr. Chavez would be an amount equal to three times his annual salary and bonus compensation; for Mr. Merrill, Mr. Drees and Mr. Erickson the severance pay would be an amount equal to one and one-half times each of their respective annual salary and bonus compensation. All of the executives are also entitled to a job search lump sum payment of $25,000. All agreements renew automatically each May, unless the Board of Directors provides at least ninety days notice prior to May that the agreement will not be renewed.

For purposes of each of these agreements, a "change in control" generally means any of the following events: (1) the consummation of a consolidation, merger or other reorganization in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or in which shares of the Compan's stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of ANS' common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation or its ultimate parent immediately after the merger; (2) the sale of all or substantially all of our assets; (3) if at any time the persons serving on ANS' Board of Directors cease for any reason to constitute at least a majority thereof; and (4) the approval by our shareholders of our complete liquidation or dissolution.

Employment Agreement  We entered into an employment agreement as of April 1, 2002 with Mr. Christopher G. Chavez pursuant to which Mr. Chavez serves as Chief Executive Officer and President of the Company. Under the employment agreement, which has a term of three years, Mr. Chavez receives an annual base salary of $253,500. In addition, Mr. Chavez may receive a performance-based incentive bonus equal to 60% of his annual base salary earned by meeting certain strategic milestones and objective measurements of profitability and shareholder value determined annually by mutual agreement of Mr. Chavez and the Board of Directors. If Mr. Chavez' performance exceeds the objectives so established, Mr. Chavez could earn a larger bonus, and correspondingly, if performance falls short of the objectives, Mr. Chavez may receive less than the full bonus percentage. Mr. Chavez is also entitled to employee benefits generally made available to other officers of the Company and certain other perquisites. If the Company terminates Mr. Chavez' employment without cause (as defined in the agreement), Mr. Chavez will receive severance compensation equal to 200% of his annual salary and anticipated annual bonus. The employment agreement also contains confidentiality, trade secret and noncompetition provisions that are intended to protect the Company's intellectual property, trade secrets and other confidential information.

Employment Agreement  We entered into an employment agreement as of January 2, 2001 with Mr. Anthony J. Varrichio, pursuant to which Mr. Varrichio serves as an Executive Vice President of ANS and President of the Company's subsidiary, Hi-tronics Designs, Inc. Under the employment agreement, which has a term of two years, Mr. Varrichio receives a minimum annual base salary of $150,000. In addition, Mr. Varrichio may receive a performance-based incentive bonus in accordance with Company policy established by the Board of Directors from time to time. Mr. Varrichio is also entitled to employee benefits generally made available to other officers of the Company.

If the Company terminates Mr. Varrichio's employment without cause (as defined in the agreement), Mr. Varrichio will receive severance compensation based on his monthly base salary until the second anniversary date of the agreement (January 2003), or if less than six months remain in the term of the agreement, the Company will pay severance compensation equal to six months of his monthly base salary. The employment agreement also contains confidentiality, trade secret and noncompetition provisions that are intended to protect the Company's intellectual property, trade secrets and other confidential information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of three independent outside directors, recommends compensation strategies, policies, and programs to the Board of Directors and approves annual salary and cash bonus awards to executive officers and long-term incentive awards to all key employees.

The Board of Directors and the Compensation Committee believe that the Company's success requires a small, but highly motivated professional staff. The Compensation programs, therefore, are primarily designed to attract and retain highly capable executives and key employees, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives and to reward performance that meets this standard.

The Company's executive compensation program combines base salary, annual bonus, and a stock option program to attract and retain executives. Base salary increases and annual bonuses are based, in part, on corporate performance. Compensation is also based on a competitive analysis of compensation paid by other comparable companies, current market conditions for recruiting highly skilled and/or specialized talent, the need to retain key executives, the experience level and market worth of current executives, and individual performance.

Under the Company's annual bonus program, year-end cash bonuses are awarded to executive officers based on the level of achievement of annual revenue and earnings objectives. Targeted bonus levels for executive officers are established by the Compensation Committee annually, as well as individual performance.

The stock option programs of the Company are long-term incentive plans for executive officers and key employees that are intended to motivate executives and employees to improve total return to shareholders. Stock options are generally granted annually, with an exercise price of the fair market value of the common stock on the date of the grant. The number of options granted to a recipient is determined using various factors such as the long-term incentives granted to executive officers in companies of comparable size and the contribution of the individual recipient to the Company. To encourage long-term performance, options generally vest over a four-year period.

In addition to using local and national survey data the Company, on occasion, uses the services of independent compensation and benefits consulting firms to provide analysis and recommendations for competitive pay levels and programs.

With the exception of Mr. Varrichio, who entered an employment agreement on January 2, 2001 at an annual base salary of $150,000, in early 2001, the Compensation Committee increased the base salary levels of the Company's other six executive officers by an average of 5%. At year-end 2001, based on performance for 2001, the Compensation Committee granted cash bonuses of $383,700 to the seven executive officers.

The base salary of Mr. Chavez, the Chief Executive Officer of the Company, was increased by 5% to $230,500 in early 2001. The Compensation Committee also established the target bonus in 2001 for Mr. Chavez of 60% of his base salary, with a potential range of 0% to 120% of his base salary, depending on the degree of attainment of the budgeted revenue and earnings objectives of the Company in 2001. Based on 2001 results, the Compensation Committee awarded Mr. Chavez a cash bonus of $138,300, which is part of the $383,700 of total bonuses granted to the Company's seven executive officers for 2001.

In 2001, Mr. Chavez was also granted options to purchase 25,000 shares of common stock at an exercise price of $10.625, the fair market value of the stock on the date of the grant.

Compensation in excess of $1 million per year realized by any of our five most highly compensated executive officers is not deductible by us for federal income tax purposes unless the compensation arrangement complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. We have complied, and intend to continue to comply, with the requirements of Section 162(m).

COMPENSATION COMMITTEE Hugh M. Morrison - Chairman, Robert C. Eberhart, Michael J. Torma

This Compensation Committee report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this report by reference.

PERFORMANCE GRAPH

The following graph compares the cumulative total return of the Company's common stock during the period commencing December 31, 1996 through December 31, 2001, with the Nasdaq U.S. Market Index and an index of companies within the Standard Industrial Code for Medical Devices, Instruments, and Supplies (the "Peer Index").

[The following table is represented as a line chart in the printed material.]

	Dec. 1996	Dec. 1997	Dec. 1998	Dec. 1999	Dec. 2000	Dec. 2001
ANS	100.00	89.923	81.458	120.968	262.903	454.839
Nasdaq Market Index	100.00	122.482	172.704	320.874	193.001	153.146
Peer Index	100.00	114.100	127.029	153.845	158.719	174.369

The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three outside directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for ANS' internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of ANS' consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the Board of Directors on the results of the audit. The Committee's responsibility is to monitor and oversee these processes.

The Committee has met and held discussions with management and Ernst & Young LLP, ANS' independent auditors. These meetings included sessions at which management was not present. The Committee discussed with Ernst & Young LLP the results of its examination of ANS' consolidated financial statements, its evaluation of ANS' internal controls and its assessment of the overall quality of ANS' financial controls. Management represented to the Committee that ANS' consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Committee also discussed with Ernst & Young LLP matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Ernst & Young LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young LLP that firm's independence.

Based on the Committee's discussions with management and Ernst & Young LLP, the Committee's review of the representations of management, and the report of Ernst & Young LLP to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in ANS' Annual Report on Form 10-K for the year ended December 31, 2001.

AUDIT COMMITTEE Richard D. Nikolaev - Chairman, Joseph E. Laptewicz, A. Ronald Lerner

The Report of the Audit Committee and the information contained in the Report shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A or 14C of the Securities Act of 1933, as amended, other than as provided in Item 306 of Regulation S-K thereunder, or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed incorporated into any filings of the Company other than this proxy statement, except as specified by the Company.

OTHER INFORMATION

Compliance With Section 16(a) Of The Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Company's common stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.

Upon receipt of the appropriate information, the Company has prepared all Forms 3, 4 and 5 for its non-employee directors and executive officers, subject to their review and signing prior to filing with the SEC. Based solely on the information provided to the Company by individual non-employee directors and executive officers, the Company believes that all filing requirements applicable to such persons were complied with in 2001, except that Anthony J. Varrichio, Executive Vice President and Chief Technology Officer of the Company, filed a late Form 4 Report of Changes in Beneficial Ownership of Securities with the SEC disclosing the sale of 12,000 shares of the Company's common stock by Mrs. Sherry Varrichio, Mr. Varrichio's spouse. Mrs. Varrichio's sale was made in January 2001 and the Form 4 was filed with the SEC in April 2001. Mr. Varrichio also filed a late Form 4 Report of Changes in Beneficial Ownership of Securities with the SEC disclosing the sale of 17,000 shares of the Company's common stock. The sale of the shares by Mr. Varrichio was made in August 2001 and the Form 4 was filed with the SEC on September 17, 2001, approximately one week late.

Independent Auditor

Ernst & Young LLP has been selected by the Board of Directors as the Company's independent auditor for the current year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Annual Report on Form 10-K

You can request a free copy of ANS' 2001 Annual Report on Form 10-K by writing to Marta Munson, Investor Relations, Advanced Neuromodulation Systems, Inc., 6501 Windcrest Drive, Suite 100, Plano, Texas 75024 or by email at m.munson@ans-medical.com.